Exhibit 99.1

Nanogen Names Robert Saltmarsh Chief Financial Officer

SAN DIEGO, Jan. 7 /PRNewswire-FirstCall/ — Nanogen, Inc. (Nasdaq: NGEN - News), developer of advanced diagnostic products, announced today the appointment of Robert Saltmarsh as Chief Financial Officer. Mr. Saltmarsh joined Nanogen as Vice President of Corporate Development last September. In addition to participating in business development initiatives, he assumed oversight of all financial operations and investor relations for the company.

Mr. Saltmarsh has over 25 years of experience in the high tech industry including public and private equity financing transactions, financial operations, and the building of successful finance functions. He worked for Apple Computer, Inc. and Silicon Graphics, Inc. during times of tremendous growth. At both companies, he was the Vice President of Finance and Treasurer. Mr. Saltmarsh has also been Chief Financial Officer of Radius and Riffage.com. For the three years prior to joining Nanogen, he consulted for a series of start-up companies and taught entrepreneurial finance at the University of California at Riverside. He received a B.A. in Economics and an M.B.A. in Finance from the University of Michigan.

“Robert brings broad treasury and financial management skills to Nanogen, having successfully directed financings, M&A activity and administrative functions for evolving companies. We’re pleased he’ll join Nanogen’s executive team during a time marked by exciting growth,” said Howard C. Birndorf, Nanogen Chairman and Chief Executive Officer.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide physicians and patients worldwide with sophisticated information to predict, diagnose and treat disease. Research and clinical reference labs use the highly accurate and reliable NanoChip® Molecular Biology Workstation, NanoChip® Electronic Microarray and broad suite of analyte specific reagents to develop tests to detect infectious diseases, drug toxicity and mutations associated with cancer, cardiovascular and genetic diseases. The next generation instrument system, the NanoChip® 400, is expected to be available in 2005. Nanogen’s subsidiary SynX offers a line of point-of-care diagnostic tests and is building expertise in cardiac related health conditions. Nanogen’s ten years of pioneering research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

Source: Nanogen, Inc.